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                                                                EXHIBIT (h)(iii)

                          EXPENSE LIMITATION AGREEMENT


         EXPENSE LIMITATION AGREEMENT (the "Agreement"), effective as of September 30, 1999 by and between William Blair & Company, L.L.C., an Illinois limited liability company (the "Adviser") and William Blair Mutual Funds, Inc. (the "Company"), on behalf of the William Blair Emerging Markets Growth Fund series of the Company (the "Fund").

         WHEREAS, the Company is a Maryland corporation, and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management company of the series type, and the Fund is a series of the Company;

         WHEREAS, the Company and the Adviser have entered into a Management Agreement dated April 30, 1998 ("Advisory Agreement"), pursuant to which the Adviser provides investment management services to the Fund for compensation based on the value of the average daily net assets of the Fund; and

         WHEREAS, the Company and the Adviser have determined that it is appropriate and in the best interests of the Fund and its shareholders to maintain the expenses of the Fund at a level below the level to which the Fund may otherwise be subject;

         NOW THEREFORE, the parties hereto agree as follows:

1.       EXPENSE LIMITATION.

         1.1 Applicable Expense Limit. To the extent that the ordinary operating expenses incurred by the Fund in any fiscal year, including but not limited to investment advisory fees of the Adviser, but excluding interest, taxes, brokerage commissions, other investment-related costs and extraordinary expenses, such as litigation and other expenses not incurred in the ordinary course of the Fund's business ("Fund Operating Expenses"), exceed the Operating Expense Limit, as defined in Section 1.2 below, such excess amount (the "Excess Amount") shall be the liability of the Adviser to the extent set forth in this Agreement.

         1.2 Operating Expense Limit. The Operating Expense Limit in any year with respect to the Fund shall be 1.75% (annualized) of the average daily net assets of the Fund for its Class I shares. For the Fund's Class A, B, C and N shares, the Operating Expense Limit shall be 1.75% plus any shareholder/distribution service fees under Rule 12b-1 and/or shareholder service fees as described in the then current registration statement offering shares of the Fund.

         1.3 Duration of Operating Expense Limit. The Operating Expense Limit with respect to the Fund shall remain in effect during the term of this Agreement.


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         1.4 Method of Computation. To determine the Adviser's obligation with respect to the Excess Amount, each day the Fund Operating Expenses for the Fund shall be annualized. If the annualized Fund Operating Expenses for any day of the Fund exceed the Operating Expense Limit of the Fund, the Adviser shall waive or reduce its investment advisory fee or absorb the other Fund expenses in an amount sufficient to pay that day's Excess Amount. The Company may offset amounts owed to the Fund pursuant to this Agreement against the advisory fee payable to the Adviser. Furthermore, to the extent that the Excess Amount exceeds such waived or reduced investment advisory fees, the Adviser shall, if required pursuant to the securities laws or regulations of any state in which the Fund's shares are qualified for sale, or may, voluntarily, reimburse the Fund for any operating expenses.

2.       TERM AND TERMINATION OF AGREEMENT.

         The Agreement shall terminate either upon the termination of the Advisory Agreement or on April 30, 2000. The obligation of the Adviser under
Section 1 of this Agreement shall survive the termination of the Agreement solely as to expenses and obligations incurred prior to the date of such termination.

3.       MISCELLANEOUS.

         3.1 Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

         3.2 Interpretation. Nothing herein contained shall be deemed to require the Company or the Fund to take any action contrary to the Company's Articles of Incorporation or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Company's Board of Directors of its responsibility for and control of the conduct of the affairs of the Company or the Fund.

         3.3 Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

         3.4 Amendments. This Agreement may be amended only by a written agreement signed by each of the parties hereto.

         3.5 Assignment. This Agreement may be assigned to the successors in interest of either party with the consent of the other party.




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         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

                                         WILLIAM BLAIR MUTUAL FUNDS, INC.


                                         By: /s/ Marco Hanig
                                             -------------------------------
                                         Name: Marco Hanig
                                         Title: President

                                         WILLIAM BLAIR & COMPANY, L.L.C.

                                         By: /s/ Conrad Fischer
                                             -------------------------------
                                         Name: Conrad Fischer
                                         Title: Principal










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